EX-99.B15(f)


                             SALES SUPPORT AGREEMENT

                                NATIONS FUND TRUST
                                INVESTOR B SHARES


Ladies and Gentlemen:

      We wish to enter into this Sales Support Agreement ("Agreement") with you concerning the provision of sales support assistance relating to Investor B Shares of the investment portfolios (the "Funds") of Nations Fund Trust (the "Trust"), of which we are the principal underwriter as defined in the Investment Company Act of 1940 (the "1940 Act") and the exclusive agent for the continuous distribution of said shares.

      The terms and conditions of this Agreement are as follows:

Section 1. You agree to provide reasonable sales support assistance in connection with the sale of Investor B Shares to your customers ("Customers"), which assistance may include forwarding sales literature and advertising provided by the Trust or by us to Customers and providing such other sales support assistance as may be requested by us from time to time. All services rendered hereunder by you shall be performed in a professional, competent and timely manner.

Section 2. We recognize that you may be subject to the provisions of the Glass-Steagall Act and other laws governing, among other things, the conduct of activities by federally chartered and supervised banks and other banking organizations. As such, you may be restricted in the activities you may undertake and for which you may be paid. You will perform only those activities which are consistent with statutes and regulations applicable to you. You will act solely as agent for, upon the order of, and for the account of your Customers.

Section 3. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the sales support services contemplated hereby.

Section 4. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us, the Trust or the Investor B Shares except those contained in the Trust's applicable then current prospectuses and statements of additional information, as amended or supplemented from time to time, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us or the Trust in writing.

Section 5. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us or the Trust in any matter or in any respect, except as provided herein. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us and the Trust harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Investor B Shares (or orders relating to the same) by or on behalf of Customers. You and your employees will, upon request, be available during normal business hours to consult with us or the Trust or our respective designees concerning the performance of your responsibilities under this Agreement.

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Section 6. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee as described in the applicable then current prospectuses. The fees payable under this Section 6 shall be used primarily for sales support services provided, and related expenses incurred, by you. By your acceptance of this Agreement, you agree to and do waive such portion of any fee payable to you hereunder to the extent necessary to assure that such fee and other expenses required to be accrued hereunder with respect to the Investor B Shares owned by or on behalf of Customers on any day does not exceed the income to be accrued by the Trust to such shares on that day. The fee rate payable to you may be prospectively increased or decreased by us or by the Trust, in our or its sole discretion, at any time upon notice to you. Further, we or the Trust may, in our or its discretion and without notice, suspend or withdraw the sale of Investor B Shares of any or all Funds, including the sale of Investor B Shares for the account of any Customer or Customers.

Section 7. You agree to provide to us and the Trust, at least quarterly, a written report of amounts expended by you in connection with the provision of sales support services hereunder and the purposes for which such expenditures were made. In addition, you will furnish us or the Trust or our respective designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Customers of the services described herein), and will otherwise cooperate with us and the Trust and our respective designees (including, without limitation, any auditors or legal counsel designated by us or the Trust), in connection with the preparation of reports to the Trust's Board of Trustees concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

Section 8. We may enter into other similar Agreements with any other person or persons without your consent.

Section 9. By your written acceptance of this Agreement, you represent, warrant and agree that the compensation payable to you hereunder, together with any other compensation you receive in connection with the investment of your Customers' assets in Investor B Shares of the Funds, will be disclosed by you to your Customers to the extent required by applicable laws or regulations, will be authorized by your Customers and will not be excessive or unreasonable under the laws and instruments governing your relationships with Customers. By your written acceptance of this Agreement, you represent and warrant that: (i) in the event an issue pertaining to this Agreement or the Investor B Shares' Distribution Plan related hereto is submitted for shareholder approval, and you have the authority to do so, you will vote any Investor B Shares held for your own account in the same proportion as the vote of the Investor B Shares held for your Customers' benefit; and (ii) you will not engage in activities pursuant to this Agreement which constitute acting as a broker or dealer under state law unless you have obtained any licenses required by such law. In addition, you understand that this Agreement has been entered into pursuant to Rule 12b-1 under the 1940 Act, and is subject to the provisions of said Rule, as well as any other applicable rules or regulations promulgated by the Securities and Exchange Commission.

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Section 10. You agree to conform to compliance standards adopted by the Trust or its distributor as to when a class of shares in a Fund may be appropriately sold to particular investors.

Section 11. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee and continues in effect until terminated. This Agreement is terminable with respect to any Fund's Investor B Shares, without penalty, at any time by the Trust (which termination may be by a vote of a majority of the disinterested Trustees of the Trust or by vote of the holders of a majority of the outstanding Investor B Shares of such
Fund) or by us or you upon notice to the other party hereto.

Section 12. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address or number stated herein (with a conforming copy by mail), or to such other address as either party shall so provide in writing to the other.

Section 13. This Agreement will be construed in accordance with the laws of The State of Arkansas without giving effect to principles of conflict of laws, and is nonassignable by the parties hereto.

Section 14. The names "Nations Fund Trust" and "Trustees" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated May 6, 1985 which is hereby referred to and a copy of which is on file at the office of the State Secretary of The Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Nations Fund Trust" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

      If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, at the following
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address: 111 Center Street, Little Rock, Arkansas 72201; Fax No. (501) 377-2331;
Attention: Mr. Richard H. Blank, Jr.

                                Very truly yours,

                                  STEPHENS INC.


                                         By: _________________________

                                         Name:  _______________________

                                         Title: _________________________



                                         Accepted and Agreed to:
                                         Selling Agent

                                         ------------------------------
                                               (Firm Name

                                         ------------------------------
                                               (Address)

                                         ------------------------------
                                               (City)   (State)    (County)

                                         Fax No.________________________

Date:  __________________                Attention:________________________




                                         By: _________________________

                                         Name:  _______________________

Date:  __________________                Title: _________________________

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